UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2005

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation	File Number)	Identification No.)

25 Greens Hill Lane
Rutland, VT		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (802)775-0325

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

On July 12, 2005, the Zoning Board of Appeals of the Town of Hardwick, Massachusetts voted to uphold the decision of the Hardwick Zoning Enforcement Officer in finding that Lot 1 of the Hardwick Landfill (which includes a portion of the current Phase II operating area) is in violation of the Hardwick Zoning Bylaws and is not a protected grandfathered use.  The Company expects to file an appeal of the ruling in the Massachusetts Land Court.

The decision does not affect the Company’s operations on the other portions of the Hardwick Landfill, which, at current operating levels, represents approximately four to five years of remaining capacity.  Pending the appeal, the Company will meet with the Massachusetts Department of Environmental Protection for purposes of developing a plan to suspend landfilling activities on the affected portion of the site in accordance with the ZBA decision.

In June 2005, Hardwick approved a Host Community Agreement with the Company, which provides the Town with enhanced benefits upon receipt of local approvals to rezone the Landfill.  The Company expects to submit a rezoning application in a manner consistent with the Host Community Agreement in an effort to maximize benefits to the Town and at the same time resolve the current zoning.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 13, 2005.	CASELLA WASTE SYSTEMS, INC.

	By:	/s/ RICHARD A NORRIS
Richard A. Norris
Senior Vice President and
Chief Financial Officer